UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NEW PEOPLES BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NEW PEOPLES BANKSHARES, INC.

67 Commerce Drive

Honaker, Virginia 24260

Dear Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders of New Peoples Bankshares, Inc. (the “Company”) to be held on Tuesday, May 19, 2026, at 6:00 p.m. at the Abingdon office of New Peoples Bank, 350 West Main Street, Abingdon, Virginia 24210.

At the Annual Meeting, you will be asked to vote on two proposals: the election of directors, and the ratification of our independent registered public accounting firm for 2026. We are furnishing proxy materials to our shareholders primarily over the Internet. You may read, print and download these materials, including a formal notice of the Annual Meeting, a Proxy Statement, the proxy card, and the 2025 Annual Report on Form 10-K at http://www.edocumentview.com/NWPP. On or about April 6, 2026, we mailed our shareholders a notice with instructions on how to access these materials and how to vote your shares online. The notice also provides instructions on how you can request a paper copy of these materials if you would prefer.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. Please read the accompanying Proxy Statement and submit your proxy via the Internet, by using the toll-free telephone number or, if you request a paper copy, by completing, signing, dating and returning your proxy card promptly using the enclosed postage-paid envelope. You also may attend the Annual Meeting and vote in person. Your Proxy may be revoked at any time before it has been voted. If your broker, bank or other nominee holds your shares, you also should contact your nominee for additional information.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

/s/ James W. Kiser

James W. Kiser
President and Chief Executive Officer

Honaker, Virginia

April 6, 2026

NEW PEOPLES BANKSHARES, INC.

67 Commerce Drive

Honaker, Virginia 24260

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of New Peoples Bankshares, Inc. (the “Company”) will be held on Tuesday, May 19, 2026 at 6:00 p.m. at the Abingdon office of New Peoples Bank, 350 West Main Street, Abingdon, Virginia 24210.

At the meeting, you will be asked to vote on the following proposals:

1.	To elect four directors to serve for terms of three years each expiring at the 2029 annual meeting of shareholders; and to elect one director to serve for a term of two years expiring at the 2028 annual meeting of shareholders; and

2.	To ratify the Audit Committee’s appointment of Yount, Hyde & Barbour, PC as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

Only holders of record of shares of the Company’s common stock at the close of business on March 25, 2026, the record date set by our Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

It is important that as many shares as possible be represented at the Annual Meeting. Please read this Proxy Statement and submit your proxy via the Internet, by using the toll-free telephone number or, if you request a paper copy, by completing, signing, dating and returning your proxy card promptly using the enclosed postage-paid envelope. You may revoke your proxy at any time before it has been voted.

By Order of the Board of Directors

/s/ Christopher G. Speaks

Christopher G. Speaks
Secretary

April 6, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2026.

The Proxy Statement, proxy card and the 2025 Annual Report on Form 10-K are available at http://www.edocumentview.com/NWPP.

If your shares of the Company’s common stock are held by a broker or other custodian, then that organization is considered the shareholder of record and the shares are considered held in “street name”. The Company provided its proxy materials to the shareholder of record for distribution to you along with your voting instruction form. As the beneficial owner of the shares, you have the right to direct the shareholder of record how to vote your shares. Check the information forwarded to you by the shareholder of record to see which voting methods are available to you.

NEW PEOPLES BANKSHARES, INC.

67 Commerce Drive

Honaker, Virginia 24260

PROXY STATEMENT

2026 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to holders of the common stock, par value $2.00 per share (“Common Stock”), of New Peoples Bankshares, Inc., in connection with the solicitation of proxies by our Board of Directors on behalf of the Company to be used at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 19, 2026 at 6:00 p.m. at the Abingdon office of New Peoples Bank, 350 West Main Street, Abingdon, Virginia 24210.

We are furnishing our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about April 6, 2026, we first mailed an Important Notice Regarding the Availability of Proxy Materials on the Internet (the “Notice”) to shareholders and posted our proxy materials on the Internet site referenced therein. These proxy materials include the accompanying notice of Annual Meeting, this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2025. The Notice provides information regarding how to access these proxy materials on the Internet, vote your shares or request a paper copy of these materials.

Your vote is very important, regardless of the number of shares you own. You are urged to submit your vote as soon as possible. As described in the Notice, you will have the option to vote by telephone, via the Internet or, if you request a paper copy, by completing, dating and signing a proxy card and returning it to the Company. Execution or submission of a proxy will not affect a registered shareholder’s right to attend the Annual Meeting in person and vote during the meeting. “Street name” shareholders who wish to attend and vote during the meeting will need to contact your broker or agent to obtain a legal proxy from the institution that holds their shares. Any registered shareholder who has executed or submitted a proxy may revoke it by attending the Annual Meeting and voting in person. Any shareholder who executes a proxy also has the power to revoke it at any time by written notice to our Secretary, or by submitting a subsequent vote using any of the methods described above. If your shares are held in “street name,” and you want to change or revoke voting instructions you have given to the record holder of your shares, please follow the directions given by the institution that holds your shares.

The cost of soliciting proxies for the Annual Meeting will be borne by us. We do not intend to solicit proxies other than by use of mail and electronic notice and access to the Internet; however, certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.  We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon rules of the Securities and Exchange Commission (“SEC”) that permit us to deliver only one Notice and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. All shareholders requesting a paper copy and sharing an address will continue to receive separate proxy cards based on their registered ownership of Common Stock. Any shareholder sharing an address who does not receive an individual proxy statement and annual report may write or call Computershare Investor Services (“Computershare”) as specified below, and Computershare will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of our proxy materials, or request that we only send one set of these materials if the shareholder is receiving multiple copies, by contacting Computershare at Attn.: Proxy Services, P.O. Box 505008, Louisville, Kentucky 40233-9814 or by telephoning Computershare toll free at 1-800-368-5948.

On March 25, 2026, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 23,555,517 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item and generally will have no effect on the outcome of the voting on the items to be considered at the Annual Meeting.

If your shares are held in an account with a broker or other custodian, then your shares are held in “street name.”

A broker who holds shares in “street name” is prohibited from voting on certain items when he or she has not received instructions on how to vote from the beneficial owner, but on other items, the broker is entitled to vote without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” Brokers are not permitted to vote on the election of directors without specific instruction from the beneficial owner of the shares in street name. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to the ratification of Yount, Hyde & Barbour, PC (“YHB”) as our independent registered public accounting firm for 2026; therefore, no broker non-votes are expected to exist in connection with this proposal. “Broker shares” for which a vote has been cast on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. “Broker shares” that are not voted on any matter at the Annual Meeting will not be counted for purposes of determining the existence of a quorum. Broker non-votes will not be counted as voting in favor of or against the items to be considered at the Annual Meeting and generally will have no effect on whether or not these items are approved.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members. Three incumbent directors and two new nominees are nominated for election as directors at the Annual Meeting. The three incumbent nominees and one new nominee are nominated to serve for terms of three years each expiring at the annual meeting of shareholders in 2029, and one new nominee is nominated to serve for a term of two years expiring at the annual meeting of shareholders in 2028. After the Annual Meeting, the Board of Directors will consist of eleven members.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the five nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected, except for family relationships described below.

Elizabeth Keene is the daughter of Lynn Keene, the Company’s Chairman of the Board, and S. Blaine White II is the son of Scott B. White, a director of the Company and the Company’s largest shareholder. Other than these relationships, no family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age and business experience for the past five years, unless otherwise noted, and the year that each individual was first elected to our Board of Directors or earlier to the Board of Directors of New Peoples Bank, Inc. (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company.

Nominees for Election for Terms Expiring in 2029

Gina D. Boggess, age 55, has served as a director since 2019 and is a member of the Audit, Risk and Compliance (“Audit”), Nominating and Technology Committees. Ms. Boggess has been Coordinator of Pastoral Ministries for Sacred Heart Catholic Church in Princeton, West Virginia, since 2023, and chair of the Pastoral Concerns Committee of the Diocesan Pastoral Council since 2022. Previously, she was involved in Met Resources, a family-owned coal mining business, for ten years. Prior to that, she worked for a community bank for seven years in various positions, including branch management and as a financial services representative and marketing director. She is active in her community serving on various boards including the Princeton Rescue Squad, Community Foundation of the Virginias and as a state and local board member for Catholic Charities. Ms. Boggess’ experience in both the banking and coal industries, as well as her community involvement, provides business and leadership experience to the Board of Directors.

John D. Cox, age 69, has served as a director since 1998, and is chair of the Compensation and Nominating Committees and is a member of the Asset and Liability Management (“ALCO”), Audit, Executive and Loan Committees. Mr. Cox is the owner of Cox Tractor Company, a farm equipment business, located in Kingsport, Tennessee, that he has owned and operated since 1978. Mr. Cox is also a local farmer and entrepreneur. Mr. Cox’s experience in agriculture and agriculture-related small businesses provide business, financial and leadership expertise to the Board of Directors.

James W. Kiser, age 45, has been a director since January 2024 and is a member of the ALCO, Compensation and Loan Committees. Mr. Kiser began service as President and Chief Executive Officer of the Company and Bank in April 2024 and December 2023, respectively. Previously he served as Executive Vice President and Chief Banking Officer of the Bank since 2020. He previously served as First Senior Vice President and Chief Commercial Banking Officer from 2018 to 2020; and First Senior Vice President and Senior Commercial Banking officer from 2015 to 2018. Prior to joining the Bank in 2015, Mr. Kiser served as Chief Lending Officer at First Sentinel Bank from 2014 to 2015 and in various positions with First Bank of Virginia from 2007 to 2014. Mr. Kiser’s experience in banking and commercial lending allow him to provide business and financial expertise to the Board of Directors.

Elizabeth L. Keene, age 37, has been nominated by the Board of Directors to stand for election to the Board of Directors. She has served as a Director Intern since 2022 and, in that capacity, has attended meetings of the Audit and Technology Committees. Ms. Keene is an Adjunct Professor of Writing, Rhetoric, and Technical Communication at James Madison University and also provides consulting services in technical writing, communications, and graphic design. Prior to relocating to Abingdon, Virginia in 2020, she served for ten years as Executive Assistant to the James Madison University Marching Royal Dukes, where she supported senior leadership and assisted with operational coordination and budgeting for a large, complex organization. Ms. Keene has additional small-business experience through involvement in her family-owned floor-covering and coal-mining businesses and currently serves on the Bluefield University Board of Trustees in the executive leadership role of Secretary. Her background in communications, governance, and risk oversight provides valuable perspective and unique insights to the Board.

Nominee for Election for Term Expiring in 2028

Blaine S. White II, age 37, has been nominated by the Board of Directors to stand for election to the Board of Directors. He has served as a Director Intern since 2022 and, in that capacity, has attended meetings of the Technology, ALCO, and Loan Committees. Mr. White joined the Bank in 2020 and serves as an Agricultural Commercial Banker for the Bank. He previously held positions in retail banking and credit analysis with the Bank. Mr. White is the owner of B & E Land LLC, a family cattle and farming business, and serves as co-owner of other investment companies. He previously was co-owner and operations manager of Flying W Ranch. Mr. White’s background in agricultural operations and the banking industry provides the Board with valuable insight into rural markets, credit risk, and relationship banking.

THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO: RATIFICATION OF
APPOINTMENT OF INDEPENDENT AUDITORS

For the year ending December 31, 2026, the Audit Committee of the Board of Directors has selected YHB, an independent registered public accounting firm, to perform the audit of the Company’s financial statements.

The selection of YHB as the Company’s independent auditors is not required to be submitted to a vote of the shareholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the shareholders do not vote in favor of the selection of YHB, the Audit Committee will reconsider whether to retain YHB and may retain that firm or another firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests. Approval of this Proposal requires the affirmative vote of a majority of the shares voted on the Proposal.

Representatives of YHB are expected to participate in the Annual Meeting and will have the opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF YHB AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

Incumbent Directors

Incumbent Directors Whose Terms Expire in 2027

Joe M. Carter, age 88, has served as a director since 1998 and is a member of the Audit and Loan Committees. Mr. Carter retired as general manager of Daugherty Chevrolet in Gate City, Virginia, in 2008, after 43 years. He served as an advisory Board member of the former Peoples Bank, Inc. and its successors, Premier Bank – Central, N.A. and First Virginia Bank Southwest. Mr. Carter’s experience in the automotive industry and consumer finance provides an understanding of these businesses to the Board of Directors.

Harold Lynn Keene, age 71, has served as a director since 1998 and is chair of the Board of Directors, chair of the Audit and Executive Committees and a member of the ALCO, Loan and Technology Committees. Mr. Keene has been president of Keene Carpet, Inc. since 1976, and was president of Harold Keene Coal Co., Inc. until its sale in January 2011. He served as a director for Peoples Bank, Inc., and its successor Premier Bank-Central, N.A. He also served as an advisory board member with First Virginia Bank Southwest. Mr. Keene’s experience in banking combined with his business knowledge allows him to provide business, finance and organizational expertise to the Board of Directors.

J. Robert Buchanan, age 74, has served as a director since 2018 and is chair of the ALCO and Technology Committees and is a member of the Audit and Executive Committees. Mr. Buchanan is a retired banker with more than 40 years of industry experience. He served most recently as President, Chief Executive Officer and Director of First Region Bancshares and First Sentinel Bank from

2008 through 2015. He also held positions as Chief Financial Officer with National Bankshares, Inc., National Bank of Blacksburg, and Premier Bankshares Corporation; as Controller and Internal Auditor with Dominion Bank of Middle Tennessee; and internal auditor with Virginia Tech. He began his career as an assistant bank examiner in the Fifth National Bank Region of the Office of the Comptroller of the Currency. Mr. Buchanan’s extensive banking and financial background allow him to provide technical, financial and leadership expertise to the Board of Directors.

Incumbent Directors Whose Terms Expire in 2028

Timothy W. Ball, age 66, has served as a director since 1999 and is a member of the Compensation and Nominating Committees. Mr. Ball has been President, Owner and Operator of Ball Coal Company and owner of Tim Ball Trucking Company since 1985, and President of Tim Ball Farming Corporation since 1987. He is active in various community services. Mr. Ball’s community service and involvement in the mining and farming industries allow him to provide business and leadership experience to the Board of Directors.

Michael G. McGlothlin, age 74, has served as a director since 1998. Mr. McGlothlin is an attorney and President of the Appalachian College of Pharmacy (2005 to 2006 and 2008 to present). He also serves as President of Watkins Branch Development, LTD and The Inn on Garden Creek, LTD, as Secretary and Director of MGM Methane Corporation, as Trustee and Treasurer of the Appalachian School of Law, and as a Trustee and as Secretary of the McGlothlin Foundation. He has been the owner of Michael G. McGlothlin, Attorney-at-Law in Grundy, Virginia since 2002. He previously served as Commonwealth Attorney for Buchanan County, Virginia and as County Attorney for Buchanan County, Virginia. Mr. McGlothlin is past President of the Buchanan County Bar Association. Mr. McGlothlin’s experience as an attorney, administrator, and organization and community leader provides a broad range of professional and leadership experience to the Board of Directors.

B. Scott White, age 80, has served as a director since 1998, and is vice chair of the Board of Directors, chair of the Loan Committee and a member of the ALCO, Audit, Compensation, Executive and Nominating Committees. Mr. White is a retired cattle rancher in Castlewood, Virginia, as well as a private investor. He was the President and Chief Executive Officer of White Stone Company in Castlewood, Virginia and White’s Pelletizing Company in Paradise, Pennsylvania until the companies were sold in 1997. Mr. White also previously served as General Manager of Sky Blue Tower Company, LLC, a cell phone tower rental company in southwest Virginia. Currently, Mr. White serves on the Board of Rockydale Quarries in Roanoke, Virginia. Mr. White’s experience as a small business owner and rancher provides business, financial and leadership expertise to the Board of Directors.

Executive Officers Who Are Not Directors

The following biographical information discloses the age and business experience in the past five years for each of our executive officers who are not directors.

Bryan T. Booher, age 55, has served as Executive Vice President and Chief Risk Officer of the Bank since 2020. Mr. Booher was previously employed by Highlands Union Bank from January 2004 until January 2020 in multiple roles, including Interim President and Chief Executive Officer, Chief Risk Officer, Executive Vice President of Operations and Information Technology, and Senior Lending Officer. Prior to that, he was employed by BB&T from 1992 to 2004.

Christopher G. Speaks, age 60, has served as Executive Vice President, Chief Financial Officer and Treasurer of both the Company and the Bank since 2021 and Secretary of both the Company and the Bank since January 2026. Mr. Speaks was previously employed by FNB Bancshares, Inc. in Scottsboro, Alabama where he served as the Chief Financial Officer from January 2021 until it was acquired in April 2021. Prior to that, he served as Chief Financial Officer and in senior level accounting and finance roles at several financial institutions, including Executive Vice President and Chief Financial Officer for Tyndall Federal Credit Union from 2016 to 2020.

Michael Ratliff, age 48, has served as Executive Vice President and Chief Banking Officer of the Bank since October 2023. Prior to joining the Bank, he served as the Senior Vice President and Commercial and Industrial Banking Manager for First Community Bank from October 2021 to October 2023, and as the Market President of the Abingdon Division and the Tennessee Division for First Community Bank from January 2015 to October 2021.

Landon McGlothlin, age 38, has served as Executive Vice President and Chief Operations Officer and Chief Information Officer of the Bank since January 2023. He previously served as Senior Vice President and Chief Information Officer from September 2016 to January 2023. Mr. McGlothlin joined the Bank in March 2005 and served in various Information Technology positions prior to his role as Chief Information Officer.

Security Ownership of Management

The following table sets forth, as of March 25, 2026, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the new nominees for election to the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the individual’s spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Percent of Class(2)

Tim W. Ball	3,432		*
Gina D. Boggess	2,476		*
J. Robert Buchanan	4,100		*
Joe M. Carter	29,955	(3)	*
John D. Cox	861,789	(4)	3.66%
Elizabeth L. Keene	11,080		*
Harold Lynn Keene	4,565,318	(5)	19.38%
James W. Kiser	10,360	(6)	*
Michael G. McGlothlin	458,267		1.95%
B. Scott White	5,649,614	(7)	23.98%
Blaine S. White II	164,836		*
Other Named Executive Officers:
Bryan T. Booher	—		—
Christopher G. Speaks	—		—
All Directors and Executive Officers as a Group (15 persons)	11,761,227		49.92%

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)	Except as otherwise indicated, each director, director nominee or executive officer has sole voting power and investment power with respect to the shares shown.

(2)	Based on 23,555,517 shares of Common Stock issued and outstanding on March 25, 2026.
(3)	Includes 8,201 shares held by Mr. Carter's wife.

(4)	Includes 767,711 shares in a revocable personal trust.

(5)	Includes 67,560 shares held by The Harold Lynn Keene Trust, and 1,123,710 shares held by H.L. Keene, LLC in which Mr. Keene is the sole manager and has sole voting and dispositive power over the shares.

(6)	Held jointly with spouse.

(7)	Includes 2,061,666 shares held by SBTB, LP in which Mr. White is a generalpartner, 1,255,247 shares held by Sky Investments, LLC in which Mr. White is the manager, and 136,060 shares held by Mr. White's wife. Mr. White holds shares as trustee under various trust agreements – 254,950 shares in a revocable personal trust, 156,637 shares in a self-directed IRA, 9,056 shares under irrevocable trust for an offspring, and 662,793 shares allocated to four irrevocable trusts for grandchildren.

Security Ownership of Certain Beneficial Owners

As of March 25, 2026, the following persons are known to us that beneficially own five percent or more of the Company’s Common Stock. Other than as disclosed below, the Company is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, who beneficially owned more than 5% of the outstanding Common Stock as of March 25, 2026.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

B. Scott White Post Office Box 520 Castlewood, Virginia 24224	5,649,614(1)	23.98%

Harold Lynn Keene Post Office Box 1320 Lebanon, Virginia 24260	4,565,318(2)	19.38%

Richard G. Preservati, Sr. Post Office Box 1003 Princeton, West Virginia 24740	3,039,999(3)	12.91%

(1)	Includes 2,061,666 shares held by SBTB, LP in which Mr. White is a generalpartner, 1,255,247 shares held by Sky Investments, LLC in which Mr. White is the manager, and 136,060 shares held by Mr. White's wife. Mr. White holds shares as trustee under various trust agreements – 254,950 shares in a revocable personal trust, 156,637 shares in a self-directed IRA, 9,056 shares under irrevocable trust for an offspring, and 662,793 shares allocated to four irrevocable trusts for grandchildren.
(2)	Includes 67,560 shares held by The Harold Lynn Keene Trust, and 1,123,710 shares held by H.L. Keene, LLC in which Mr. Keene is the sole manager and has sole voting and dispositive power over the shares.
(3)	Includes 2,533,333 held by Family’s Future IV Limited Partnership in which Mr. Preservati is a general partner.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain officers to file reports with the SEC indicating their holdings of, or transactions in, our equity securities. Based on a review of these reports and written representations furnished to us, we believe that our directors and officers timely complied with all Section 16(a) filing requirements with respect to 2025, other than Mr. Keene with one report listing one late transaction, Mr. White with one report listing eleven late transactions, and Mr. Cox with two reports listing two transactions.

Director Compensation

The following table sets forth certain information with respect to director compensation during 2025 for each of the members of the Board of Directors. The directors did not receive any other compensation during 2025 for their services as directors on the Board.

Director Compensation for 2025
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
C. Todd Asbury (1)	—	188,218	188,218
Tim W. Ball	14,800	—	14,800
Gina D. Boggess	16,050	—	16,050
J. Robert Buchanan	21,650	—	21,650
Joe M. Carter	19,400	—	19,400
John D. Cox	25,250	—	25,250
Harold Lynn Keene	29,350	—	29,350
James W. Kiser	—	—	—
Barton S. Long (2)	11,000	—	11,000
Michael G. McGlothlin	14,000	—	14,000
B. Scott White	26,200	—	26,200

(1)	Mr. Asbury, the former President and Chief Executive Officer, served as Senior Advisor to the Company and the Bank through May 31, 2025 and served on the Board of Directors until the 2025 annual meeting of shareholders. Amounts earned or paid to him in 2025 consist of amounts per his employment agreement, including $138,962 for consulting services, $11,200 earned under the Long-term Cash Incentive Plan and $38,056 for insurance and other benefits.

(2)	Resigned as a director effective July 31, 2025.

Each non-employee director was paid $1,000 per month except for Mr. Keene, Chair, who received $1,300; monthly retainer for all Executive Committee members was $300; per meeting Chairs (board/committee) were paid $250 and members were paid $200 per committee meeting for each committee of which a director attended as a member.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Except for Mr. Kiser, the Board of Directors has determined that all current members of the Board are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”). In addition, the Board of Directors has determined that Ms. Keene is independent under the Nasdaq listing standards. Mr. Kiser and Blaine S. White II are not considered independent due to their employment relationships with the Bank. In reaching these conclusions, the Board of Directors considered that the Company and its subsidiary bank may conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers; however, in 2025, no transactions occurred with such companies other than those described under “Certain Relationships and Related Transactions.”

Code of Ethics

The Board of Directors has adopted a Code of Ethics for our directors, executive officers, and senior officers who have financial responsibilities. The Code of Ethics is designed to promote, among other things, honest and ethical conduct, proper disclosure of financial information in our periodic reports, and compliance with applicable laws, rules and regulations by our senior officers who have financial responsibilities.

A copy of the Code of Ethics may be obtained on our website at https://newpeoples.bank/about-us/code-of-ethics.

Whistleblower Procedures

The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee.

Insider Trading Policy

The Company has adopted an Insider Trading Policy that prohibits the use of financial instruments or transactions in derivative securities or otherwise that hedge or offset any decrease in the market value of the Company’s common stock. This policy also prohibits short sales, or the pledging of Company stock as collateral for a loan.

Communications with Directors

Any director may be contacted by writing to him or her c/o Post Office Box 1810, Honaker, Virginia 24260. Communications to the directors as a group may be sent to the same address, c/o the Secretary of the Company. We promptly forward, without screening, all such correspondence to the indicated directors.

Board Leadership

Except for Mr. Kiser, the Company’s and the Bank’s Boards of Directors are currently composed of non-management members.

The Chairman of the Board is occupied by a non-management member. The Board believes that the principal role of the President and Chief Executive Officer is to manage the business of the Company in a safe, sound, and profitable manner. The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the organization in the best interests of its shareholders, to adopt or approve major policies and procedures, to oversee financial reporting and compliance, and to serve the Company’s constituencies including shareholders, customers, employees, and communities. The Board believes that the inclusion of the President and Chief Executive Officer on the Boards of the Company and the Bank enhances the effectiveness of the Boards’ activities due to the operational expertise and institutional knowledge possessed by the President and Chief Executive Officer. Executive sessions of the Board are held periodically with the absence of the Chief Executive Officer.

The Company’s leadership structure consists of varying levels of authority, responsibility and risk exposure that increase through each incremental level of management hierarchy. The senior management team reports directly to the Chief Executive Officer, meets collectively on a regular basis, and dialogs daily regarding the Bank’s activities. The senior management team manages every aspect of the Bank’s activities and acts as a primary communications medium across all functional areas of the organization. This structure enables information and management guidance to flow easily up, down and horizontally.

Board’s Role in Risk Oversight

The Board is intimately engaged in overseeing the risk management of the Company, including credit risk, liquidity risk, interest rate risk, price risk, operational risk, cyber security risk, compliance risk, strategic risk, and reputational risk. This is accomplished through a strong committee system consisting of the ALCO Committee, the Director’s Loan Committee, the Compensation Committee, the Technology Committee, Nominating Committee, and the Audit Committee; each of which meets with scheduled frequency with its senior staff counterparts. In addition, the leadership structure of the Board of Directors (independent chair) supports the Board’s independent risk oversight role. Each of these committees is composed of directors who are familiar with their areas of responsibility. Senior management is responsible for day-to-day risk management in each functional area and reports at each full Board meeting on the risk-related matters within their areas of responsibility. In addition, the Board receives and reviews minutes from each committee, and additional commentary from each respective committee chair is provided as deemed appropriate. Data reviewed are both historical and forward-looking to enable the Board to look at both recent outcomes and to the likelihood of various future outcomes. The entire executive management team attends all Board meetings and remains for the duration of the meeting except when the Board goes into Executive Session. The schedule below lists all Board committees and their members:

	ALCO (2)	Audit (1)	Compensation(1)	Executive (3)	Loan (2)	Nominating (3)	Technology (2)
Tim W. Ball			X
Gina D. Boggess		X				X	X
J. Robert Buchanan	X*	X		X			X*
Joe M. Carter		X			X
John D. Cox	X	X	X*	X	X	X*
Harold Lynn Keene	X	X*		X*	X		X
James W. Kiser	X		X		X	X	X
Michael G. McGlothlin
B. Scott White	X	X	X	X	X*	X

(1)	Company Committee

(2)	Bank Committee

(3)	Committee of both Company and Bank

*	Committee Chair

Board Committees & Committee Meeting Attendance

The Boards of the Company and the Bank are identical in membership. Among other committees described above, the Boards have standing executive, nominating, audit and compensation committees (or committees performing similar functions) as discussed further below. The Board of Directors has adopted charters for its Audit Committee, Compensation Committee, ALCO Committee, Nominating Committee and Technology Committee to define the duties and responsibilities of those committees. These charters are available on our website at https://newpeoples.bank/Bankshares-About-Us.

There were twelve meetings of the Company’s Board of Directors in 2025. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member in 2025. We encourage, but do not require, members of the Board of Directors to attend the annual meeting of shareholders. All directors attended the 2025 annual meeting of shareholders.

Executive Committee - The Company and the Bank each also have an Executive Committee that, when necessary, is empowered to act on behalf of the full Board, on routine matters, between scheduled Board meetings. The Executive Committee met three times in 2025.

Nominating Committee - The Nominating Committee proposes prospective members for nomination to the Board of Directors. All decisions by the Nominating Committee relating to the nominations of prospective Board members are reported to the full Board of Directors. With the exception of Mr. Kiser, all members of the Committee are independent as defined in the Nasdaq listing standards. The Nominating Committee met one time in 2025 at which time the recommendations for nominees for election at the 2025 annual meeting of shareholders were discussed and presented for the Board of Directors’ approval.

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the Nominating Committee if the Committee receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the nominee will not be considered. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Board.

In accordance with our Bylaws, any shareholder entitled to vote in the election of directors may directly nominate one or more persons for election as director(s) at an annual meeting if the nomination is made in writing. Any such shareholder nominations must be received by our Secretary within the timeframe set forth in “Proposals for 2027 Annual Meeting of Shareholders” below. To be in proper form, the notice must include (a) the name and address of the shareholder who intends to make the nomination of the person(s) and of the person(s) to be nominated; (b) a representation that the shareholder is the owner of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder; (d) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including, but not limited to, the amount and nature of his beneficial ownership of our securities and his principal occupation for the past five years; and (e) the written consent of each nominee to serve as a director if so elected.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board potential new directors, including candidates submitted by shareholders, or the continued service of existing directors:

●	the ability of the prospective nominee to represent the interests of our shareholders;

●	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

●	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

●	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

The Board’s priorities in evaluating Board candidates and the relative weight it gives to any given characteristic will vary from time to time based on the particular needs of the Board and us at the time and based on the expertise of the incumbent members of the Board of Directors.

To identify candidates for nomination, the Nominating Committee does the following:

●	establish criteria and qualifications for the selection of new directors to serve on the Board;

●	identify individuals believed to be qualified as candidates to serve on the Board (including from among those individuals recommended by shareholders) and recommend the candidates for any directorships to be filled by the Board or by the shareholders at an annual or special meeting;

●	reviews and makes recommendations to the Board with respect to whether members of the Board should stand for re-election;

●	conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. In that connection, the Committee has sole authority to retain and to terminate any search firm used to assist it in identifying candidates to serve as directors of the Company, including sole authority to approve the fees payable to such search firm and any other terms of retention; and

●	review and make recommendations to the Board, as the Committee deems appropriate, regarding the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficient expertise and independent backgrounds and always consists of a majority of independent directors in accordance with Nasdaq listing standards;

Compensation Committee - The Compensation Committee of the Company reviews management’s performance and compensation, and reviews and sets guidelines for compensation of all employees, including the Company’s executive officers. Currently, the individuals serving as executive officers of the Company also serve in the same capacities, respectively, for the Bank, except for Messrs. Booher, McGlothlin and Ratliff, who only serve as executive officers of the Bank and not the Company. These executive officers are presently compensated for services rendered by them to the Bank, but not for services rendered by them to the Company. All decisions by the Compensation Committees relating to the compensation of our executive officers are reported to the full Board of Directors. Except for his own compensation, Mr. Kiser provides information and advice to the Compensation Committee regarding the form and amount of compensation of executive officers. No other executive officer participates in this process with the Committee. The Compensation Committee may not delegate its authority and has not utilized a consultant except for the design of and benchmarking for the Annual Executive Incentive Plan for 2025.

The Chief Executive Officer does not set his own salary or bonus. The Chief Executive Officer recommends the salary and bonuses of the other named executive officers and provides input to the Committee regarding his own, but he does not participate in the Compensation Committees discussions or approval of his own compensation. Recommendations are made by the Committee and final decisions reside with the Board of Directors.

The Compensation Committee and Board attempt to align performance and compensation based upon strategic goals that are incorporated in the Company’s budget as approved by the Board of Directors. We believe that our conservative but competitive compensation policies and practices are unlikely to create risks that are reasonably likely to have a materially adverse effect on the Company. As discussed in this Proxy Statement, most of the compensation that we pay consists of annually determined salaries and bonuses. This permits the Board of Directors to review annually the budget versus actual performance, internal policy limits for various key performance ratios, asset quality ratios, interest rate sensitivity shocks, liquidity management, and capital levels before compensation is set. All of these components together with continuation of employment are assessed each year. It is at the discretion of the Board of Directors to pay cash bonuses or any other incentives if goals are met or exceeded. We believe that this contemporaneous approach to determining compensation is not likely to encourage excessive risk taking and in fact allows the Board to align compensation with business factors such as acceptable versus unacceptable risk taking.

The Board in its business judgment has determined that, with the exception of Mr. Kiser, all members of the Compensation Committee are independent as defined by the Nasdaq listing rules. The Compensation Committee held three meetings in 2025. For additional information regarding executive compensation and the Compensation Committee, see “Executive Compensation” below.

Audit, Risk and Compliance Committee - The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of our financial statements, our compliance with legal and regulatory requirements for our accounting and reporting practices, the qualifications, independence and performance of our independent public accountants and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us. The Board of Directors and the Audit Committee have adopted a written charter for the Audit Committee.

The Audit Committee also oversees the internal audit and regulatory compliance and review functions.

The Board in its business judgment has determined that all members of the Audit Committee are independent as defined by Nasdaq listing rules for audit committee members and applicable SEC regulations. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Buchanan qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee held four meetings in 2025. For additional information regarding the Audit Committee, see “Audit Information – Audit Committee Report” below.

Technology Committee – The Technology Committee assists the Board in overseeing the scope and execution of the Company’s technology strategies, including review of risk management programs and the Company’s cybersecurity program. The Technology Committee met five times in 2025.

EXECUTIVE COMPENSATION

The following table is a summary of compensation that we paid for the fiscal years ended December 31, 2025 and 2024 to the named executive officers in all capacities in which they served:

Summary Compensation Table

Fiscal Years 2025 and 2024

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Plan Compensation ($) (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
James W. Kiser (4)	2025	320,000	129,409	60,200	—	57,696	567,305
President and Chief	2024	305,000	77,995	36,375	—	53,812	473,182
Executive Officer

Christopher G. Speaks	2025	232,282	78,477	38,250	—	37,960	386,969
Executive Vice President and	2024	223,741	45,347	21,217	—	28,206	318,511
Chief Financial Officer

Bryan T. Booher	2025	226,590	77,567	43,000	—	24,074	371,231
Executive Vice President and	2024	217,695	44,143	28,289	—	22,431	312,558
Chief Risk Officer

(1)	Includes cash awards for 2025, paid in 2026, under the Annual Executive Incentive Plan to Messrs. Kiser, Speaks and Booher of $128,909, $77,977 and $76,067, respectively, and a $1,000 cash payment to Mr. Booher approved by the Compensation Committee as part of a bonus pool related to the core system conversion. Includes cash awards for 2024, paid in 2025, under the Profit-Sharing Plan and Annual Executive Incentive Plan to Messrs. Kiser, Asbury and Speaks of $41,026, $67,564 and $37,964, respectively. All employees received a Christmas bonus at the discretion of the Board of Directors of $500 for 2025 and 2024.

(2)	Consists entirely of cash incentive awards for 2025 and 2024 earned under the Company’s Long-Term Cash Incentive Plan. The awards are based on the Company’s quarterly earnings per share of common stock over a specified period and, in general, are subject to vesting and payout schedules as described under “— Employee Incentive Plans – Long-Term Cash Incentive Plan” on page 13.

(3)	All other compensation includes matching contributions under the Bank’s 401(k) Plan, flexible spending amounts contributions for cafeteria plan benefits, group term life insurance premiums, a stipend for cellular devices and long-term disability insurance premiums; payment for unused vacation days to Mr. Speaks in 2025; allocated personal use of a company vehicle for Mr. Kiser and an auto allowance for Messrs. Kiser and Speaks; and country club dues for Mr. Kiser. No benefits of a personal nature exceeded $10,000, except for $11,100 of country club dues for Mr. Kiser in 2025.

Narrative Disclosure to Summary Compensation Table

Base Salary and Bonus

Our performance, in general, is considered in determining the amount of annual salary increases. The Compensation Committee sets  base salaries at levels competitive with senior executives with comparable qualifications, experience and responsibilities, of similarly sized banks. The Virginia Bankers Association Salary Survey was used for comparison of salaries paid for similar positions and responsibilities. The Compensation Committee also takes into consideration our strategic plans and Company performance, including but not limited to, branch performance, asset quality, capital management, core deposit growth, efficiency, regulatory compliance, and earnings.

The named executive officers’ annual salaries are based on the above criteria as well as an assessment of their past performance and expected future contributions. In addition to the internal measures above, the Board of Directors also reviews our financial performance in relation to peer group averages in the Virginia Bankers’ Association Salary Survey. A subjective approach is used in its evaluation of these factors, and therefore the Compensation Committee does not rely on a formula or weights of specific factors.

Other Elements of Compensation

The Bank has established a 401(k) plan that covers all full-time employees including the named executive officers. Matching contributions paid by the Bank to the named executive officers are included in the Summary Compensation Table above.

Employment Agreements

Agreement with Mr. Kiser

On June 23, 2025, the Company and the Bank entered into a new employment agreement with Mr. Kiser. The new agreement has an initial term of three years and automatically renews for successive two-year terms, unless either party provides notice of non-renewal at least six months prior to the end of the then-current term.

Under the agreement, Mr. Kiser receives an annual base salary of $320,000, which is subject to annual review but may not be reduced without his consent. Mr. Kiser is eligible to be considered for an annual cash bonus, the amount of which is determined by the Board of Directors in its discretion based on performance and other factors deemed relevant by the Board. Mr. Kiser is also eligible to participate in long-term and other incentive compensation programs established by the Company for senior executives, as well as employee benefit plans and perquisites generally available to similarly situated executives.

If Mr. Kiser’s employment is terminated by the Company without cause, or if he resigns for good reason, he is entitled to severance benefits that generally include a lump-sum cash payment equal to two times the sum of his base salary and most recent annual bonus, and continued payment of health insurance premiums for up to 18 months. In the event Mr. Kiser’s employment is terminated by the Company without cause or by Mr. Kiser for good reason upon or within 24 months following a change in control, he will be entitled to enhanced severance benefits that generally include a lump-sum cash payment equal to one to three times the sum of his base salary and most recent annual bonus (depending on the financial metrics of the transaction), and, in certain circumstances, accelerated vesting of outstanding equity or long-term incentive awards, subject to specified limits and reductions to avoid the imposition of excise taxes under Section 280G of the Internal Revenue Code.

The agreement also contains customary confidentiality, non-competition, non-solicitation, and non-disparagement provisions.

Agreement with Mr. Booher

The Bank has entered into an employment agreement with Bryan Booher that became effective October 27, 2023. The agreement provides for an initial term through December 31 following the commencement date and renews automatically for successive one-year terms unless either party provides at least 90 days’ prior notice of non-renewal.

Under the agreement, Mr. Booher receives an annual base salary of $210,000 and is eligible to participate in employee benefit plans made available to senior management. If Mr. Booher’s employment is terminated by the Bank without cause, or if the Bank elects not to renew the agreement, he is entitled to continued base salary payments for a period of 182 days and continued health insurance coverage under COBRA during the severance period, subject to execution of a release of claims and compliance with post-employment obligations.

If a qualifying termination occurs within twelve months following a change in control, the severance period is doubled. The agreement also includes customary confidentiality, non-competition, and non-disparagement provisions.

Employee Incentive Plans

The Company maintains incentive compensation arrangements designed to attract, retain, and motivate executive leadership, align compensation with the Company’s strategic objectives and financial performance, and promote sound risk management practices. The incentive programs described below represent the material incentive compensation arrangements applicable to the Company’s executive officers for the periods discussed.

The Company maintains certain discretionary recognition and bonus programs for non-executive employees that are not material to executive compensation and are therefore not described below.

Annual Executive Incentive Plans

During 2024, the Company maintained an Annual Executive Incentive Plan as part of its broader Employee Incentive Program. The plan provided selected executive officers and senior employees with the opportunity to earn annual cash incentive awards based on the achievement of pre-established performance objectives approved by the Board of Directors.

Target incentive opportunities under the 2024 plan were expressed as a percentage of base salary and varied by position. Incentive awards were based on the Company’s achievement of overall financial performance goals, including net income, as well as additional performance measures designed to reflect profitability, efficiency, asset quality, and revenue diversification. These measures included return on average assets, return on average equity, efficiency ratio, noninterest income, and net charge-offs, each weighted according to its relative importance as determined by the Board.

Performance below established threshold levels resulted in no incentive payout, while performance at or above target levels could result in incentive awards up to specified maximum levels. Incentive awards were subject to adjustment for extraordinary items and were paid in cash following the completion of the Company’s annual financial statement audit, subject to final approval by the Board of Directors.

The 2024 Annual Executive Incentive Plan was administered with governance controls intended to comply with applicable regulatory guidance on sound incentive compensation practices, including Board oversight, risk-mitigation features, and claw-back provisions.

Beginning in 2025, the Company implemented a revised Annual Executive Incentive Plan intended to simplify incentive compensation design, strengthen alignment between executive compensation and the Company’s core financial performance, and further enhance risk-alignment and governance.

In connection with the development of the revised plan, the Company engaged an independent third-party advisor to assist management and the Board of Directors in evaluating incentive plan design considerations and market practices observed among peer institutions. The Board of Directors retained full authority and discretion over the structure, performance metrics, and administration of the plan.

Under the 2025 plan, each participant was assigned a target incentive opportunity expressed as a percentage of base salary. For 2025, target incentive opportunities for named executive officers ranged from 25% to 30% of base salary, depending on position. Incentive awards were determined based on the Company’s performance against pre-established financial metrics approved by the Board, which for 2025 included net income, return on assets, efficiency ratio, and net charge-offs, each weighted equally. Performance results below threshold levels result in no payout, while performance at target and maximum levels may result in payouts up to 150% of target.

Awards under the Annual Executive Incentive Plan are paid in cash in a lump sum following the end of the fiscal year, generally by March 15 of the following year, subject to continued employment through the payment date, except in limited circumstances such as retirement, death, or a change in control.

The Compensation Committee determined that performance under the applicable incentive plans for each year was achieved at levels that appropriately reflected the Bank’s operating results and risk profile.

Profit Sharing Plan

During 2024, executive officers of the Company were eligible to participate in the Company-Wide Profit Sharing Plan. The plan was designed to allow employees, including executive officers, to share in the Bank’s profitability when specified net income thresholds approved by the Board of Directors were achieved.

Profit sharing awards under the 2024 plan were determined based on a percentage of base salary by position, or a flat dollar amount for certain employees, subject to the Bank achieving a minimum net income threshold for the year. The total payout under the plan was subject to Board approval and was designed to mitigate excessive risk-taking through limits tied to overall profitability. Profit sharing awards vested upon payment and were paid in a lump sum prior to March 15 of each year.

Beginning in 2025, executive officers were no longer eligible to participate in the Company-Wide Profit Sharing Plan.

Long-Term Cash Incentive Plan

In February 2023, the Board of Directors of the Company approved and adopted the New Peoples Bankshares, Inc. Long-Term Cash Incentive Plan (the “Plan”). The Plan, which became effective on February 27, 2023, provides for cash incentive awards to Plan participants based on the Company’s quarterly earnings per share of common stock over the period specified in the Plan.

Certain members of management or highly compensated employees of the Company or the Bank are eligible to participate in the Plan. Individual awards are settled solely in cash, determined by multiplying quarterly earnings per share by the number of notional shares covered by a Plan award. Awards for up to 500,000 notional shares of common stock of the Company, amended to 750,000 notional shares in December 2023, as adjusted to reflect changes in capitalization of the Company, if any, may be granted under the Plan. The Plan does not grant participants equity in the Company and does not create any shareholders’ rights.

For each award, a participant receives an allocation equal to earnings per share, for each share covered by the award, on a quarterly basis. For purposes of the Plan, the Plan administrator may adjust the earnings per share for any period to mitigate or exclude the impact of any item that is unusual in nature or amount or infrequent in occurrence. Awards become vested in 25% increments, on each of the first through fourth anniversaries of the date of grant, subject to a participant’s continuous employment with the Company through the applicable anniversary. Awards are settled on the earliest of a participant’s separation from service, a change in control, or the ten-year anniversary of the Plan’s effective date. Vested portions of an award are generally paid in three installments.

During 2025, Mr. Speaks was awarded 25,000 notional shares, effective July 1, 2025. These awards were granted under the same performance measurement, vesting, and settlement terms applicable to other Plan awards.

Advisory Votes on Executive Compensation

At the Company’s 2024 Annual Meeting, approximately 99% of the shareholders who voted on the advisory vote on executive compensation approved the compensation paid to the Company’s named executive officers. The Compensation Committee believes this level of shareholder support provides an affirmation of the Company’s current compensation philosophy and pay practices. The Compensation Committee will continue to consider the outcome of the Company’s shareholder advisory votes and other input from shareholders when making future compensation decisions for the named executive officers.

The shareholders previously voted on the frequency with which future advisory votes on executive compensation should be held—every one, two or three years. Consistent with the shareholders’ vote, the Company will follow a three-year cycle. Shareholders will be asked to vote on advisory vote on executive compensation and on the frequency of future advisory votes on executive compensation again in 2027.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, and shareholders known to us who own beneficially 5% or more of our stock (and their immediate family members) have had, and expect to have in the future, lending transactions with us. Any extensions of credit to our directors, executive officers, and such shareholders are made in the ordinary course of business, were required to be on substantially the same terms, including interest rates and collateral, as comparable transactions to non-related parties at the time of the extension of credit, and did not involve more than the normal risk of collectability or present other unfavorable features.

We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors. The Board, however, does review all related party transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to us, the facts and the circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Our Audit Committee has the responsibility to review significant conflicts of interest involving directors or executive officers.

PAY VERSUS PERFORMANCE

Relationship Between Compensation Actually Paid and Company Performance

As required by Item 402(v) of Regulation S-K, the following discussion describes the relationship between compensation actually paid to the Company’s named executive officers and certain measures of the Company’s financial performance for fiscal years 2023 through 2025.

Compensation Actually Paid and Total Shareholder Return

As shown in the Pay Versus Performance Table, compensation actually paid to the Company’s principal executive officer (“PEO”) and, on average, to the non-PEO named executive officers (“NEOs”) generally reflects changes in the Company’s cumulative total shareholder return (“TSR”) over the periods presented. From 2023 through 2025, the Company’s cumulative TSR increased, reflecting improved market performance and dividend reinvestment, while compensation actually paid to executives also increased over the same period.

While executive compensation is not directly formulaically tied to stock price performance, the Compensation Committee considers overall Company performance, including profitability, earnings trends and shareholder returns, when making compensation decisions.

Compensation Actually Paid and Net Income

Compensation actually paid to the PEO and non-PEO NEOs also reflects trends in the Company’s net income. As net income increased from 2023 through 2025, compensation actually paid to executives increased, reflecting the Compensation Committee’s emphasis on rewarding sustained financial performance and operating results. The Committee believes net income is an important indicator of the Company’s financial health and its ability to create long-term value for shareholders.

Role of the Long-Term Cash Incentive Plan

In 2023, the Compensation Committee and Board of Directors approved a long-term cash incentive plan designed to further align executive compensation with Company performance. Although the plan does not include equity-based awards, incentive opportunities under the plan are based on the Company’s quarterly earnings per share (“EPS”). The Committee believes EPS is a meaningful performance measure that reflects both profitability and shareholder value creation.

As a result, a portion of executive compensation is directly influenced by financial performance metrics that are closely aligned with shareholder interests, even though ultimate payouts are made in cash rather than equity.

Pay versus Performance Table

The following table provides information on total compensation and compensation actually paid to our PEO and to our remaining NEOs for the fiscal years ended December 31, 2025, 2024 and 2023 and the cumulative shareholder return on our common stock and our net income over the same time period.

Year	Summary Compensation Table Total for PEO(1) (Kiser)	Summary Compensation Table Total for PEO(1) (Asbury)		Compensation Actually Paid to PEO(1) (Kiser)	Compensation Actually Paid to PEO(1) (Asbury)		Average Summary Compensation Table Total for Non-PEO NEOs(2) (3)	Average Compensation Actually Paid to Non-PEO NEOs(2) (3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(4)	Net Income (in Thousands)
2025	$567,305	$	N/A	$567,305	$	N/A	$379,100	$379,100	$167.76	$10,098
2024	$473,355		$526,959	$473,355		$526,959	$315,534	$315,534	$162.67	$8,204
2023	—		$481,407	—		$481,407	$305,343	$305,343	$107.13	$7,184

(1)	During 2024 and 2025, James W. Kiser was our PEO after March 31, 2024. During 2023 and 2024, C. Todd Asbury was our PEO through March 31, 2024.

(2)	The Non-PEO NEOs for 2023 include James W. Kiser and Christopher G. Speaks

(3)	The Non-PEO NEOs for 2024 and 2025 include Christopher G. Speaks and Bryan T. Booher.

(4)	Calculated based on a fixed investment of $100 in the Company’s stock, based on the closing price of the Company’s stock on the last trading day prior to January 1, 2023, assuming reinvestment of dividends, through and including the end of each fiscal year.

For purposes of the Pay Versus Performance disclosure required by Item 402(v) of Regulation S-K, “Compensation Actually Paid” is calculated by starting with the total compensation reported in the Summary Compensation Table and making certain prescribed adjustments related to equity awards and pension benefits.

The Company. does not maintain any equity-based compensation programs or defined benefit pension plans. As a result, no adjustments were required to be made to the Summary Compensation Table amounts in calculating Compensation Actually Paid for the PEO or the other NEOs. Accordingly, the Compensation Actually Paid amounts presented in the table are equal to the total compensation amounts reported in the Summary Compensation Table for each applicable year.

AUDIT INFORMATION

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter can be found on our website www.newpeoples.bank “About Us” “New Peoples Bankshares”.

2025 and 2024 Fees of Independent Registered Public Accountants

The following table sets forth the aggregate fees paid to YHB for professional services rendered in connection with the audit of the Company’s consolidated financial statements for 2025 and 2024, as well as fees paid for audit-related services, tax services and all other services in 2025 and 2024.

	2025	2024

Audit fees (1)	$124,500	$117,000
Audit-related fees (2)	11,400	10,400
Tax fees	14,925	13,000
Total	$150,825	$140,400

(1)	Audit fees include aggregate fees incurred for professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q for the fiscal years 2025 and 2024.

(2)	The audit-related fees include audits of employee benefit plans for both years. These audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the heading of “Audit fees”.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of such firm’s independence in the conduct of their auditing functions. The Audit Committee has a policy that provides for the pre-approval of all services to be provided by its independent registered public accounting firm. The Audit Committee does not delegate to management its responsibility to pre-approve services performed by the independent registered public accounting firm. All the services mentioned above were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee has furnished the following report:

Management is responsible for our internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Our independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and YHB, our independent public accountants for 2025, the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including its judgments about the quality, not just the acceptability, of our accounting principles and underlying estimates in our consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with our management; and other material written communication between the independent public accountants and our management, such as any management letter or schedule of unadjusted differences.

In addition, the Audit Committee has received from the independent public accountants the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence from us and our management. Moreover, the Audit Committee has considered whether the independent public accountants’ provision of other non-audit services to us is compatible with maintaining their independence from us.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on the Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Members of the Audit Committee

Gina D. Boggess
J. Robert Buchanan
Joe M. Carter
John D. Cox
Harold Lynn Keene (Chairman)
B. Scott White

PROPOSALS FOR 2027 ANNUAL MEETING OF SHAREHOLDERS

The Company anticipates holding the 2027 Annual Meeting of Shareholders on May 18, 2027. As discussed above under “Director Nomination Process,” our Bylaws prescribe the procedures that a shareholder must follow to nominate a director. For a shareholder to nominate a candidate for director at the 2027 Annual Meeting of Shareholders, notice of the nomination must be received by our Secretary no later than March 7, 2027. The notice must describe various matters regarding the nominee and the shareholder giving the notice. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to our Secretary.

In accordance with SEC regulations, if any shareholder intends to present a proposal to be considered for inclusion in our proxy materials for our 2027 Annual Meeting, the proposal must be in proper form and must be received at our principal executive offices at 67 Commerce Drive, Honaker, Virginia 24260, no later than December 7, 2026.

In accordance with our Bylaws, if any shareholder intends to present a proposal (other than a director nomination) at the 2027 Annual Meeting of Shareholders outside of the proxy statement process, notice of the shareholder’s intention to present the proposal must be received by our Secretary no later than March 7, 2027. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. The proxy solicited by the Board of Directors for the 2027 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if we have not received notice of such proposal by March 7, 2027, in writing delivered to our Secretary.

OTHER MATTERS

THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025 (THE “FORM 10-K”), AS FILED WITH THE SEC, ACCOMPANIES THIS PROXY STATEMENT. A COPY OF THE FORM 10-K (EXCLUDING EXHIBITS) MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO OUR SECRETARY, WHOSE ADDRESS IS POST OFFICE BOX 1810, HONAKER, VIRGINIA 24260.

New Peoples Bankshares, Inc.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas. ☒

Annual Meeting Revocable Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposal 2.

1. Election of Directors for three year term:

	For	Withhold
01 - Gina D. Boggess	☐	☐
02 - John D. Cox	☐	☐
03 - James W. Kiser	☐	☐
04 - Elizabeth Keene	☐	☐

Election of Director for two year term:

	For	Withhold
01 - Blaine S. White II	☐	☐

	For	Against	Abstain
2. To consider and vote upon a proposal to ratify the appointment of Yount, Hyde & Barbour, P.C as the Company's independent registered public accounting firm for the year ending December 31, 2026	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

0497RB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Revocable Proxy — New Peoples Bankshares, Inc.

Notice of 2026 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting – May 19, 2026 at 6:00 p.m. (Eastern Time)

The undersigned hereby appoints Timothy W. Ball, Michael G. McGlothlin and B. Scott White, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of New Peoples Bankshares, Inc. to be held on May 19, 2026 or at any postponement or adjournment thereof.

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of New Peoples Bankshares, Inc. at the annual meeting of the shareholder's decision to terminate this proxy, then this proxy shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of New Peoples Bankshares, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from New Peoples Bankshares, Inc. prior to the execution of this proxy of notice of the annual meeting, audited financial statements and a proxy statement dated April 6, 2026.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

New Peoples Bankshares, Inc.

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12:00 p.m., Eastern Time, on May 19, 2026.

Online
Go to **www.investorvote.com/nwpp** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/nwpp

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Revocable Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposal 2.

1. Election of Directors for three year term:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Gina D. Boggess	☐	☐	02 - John D. Cox	☐	☐	03 - James W. Kiser	☐	☐
04 - Elizabeth Keene	☐	☐						

Election of Director for two year term:

Nominee	For	Withhold
01 - Blaine S. White II	☐	☐

Proposal	For	Against	Abstain
2. To consider and vote upon a proposal to ratify the appointment of Yount, Hyde & Barbour, P.C as the Company's independent registered public accounting firm for the year ending December 31, 2026	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

04970B

2026 Annual Meeting

2026 Annual Meeting of New Peoples Bankshares, Inc. Shareholders

Tuesday, May 19, 2026, 6:00 p.m. Eastern Time
New Peoples Bank, Inc.
Abingdon Office
350 West Main Street
Abingdon, VA 24212

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/nwpp

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy — New Peoples Bankshares, Inc.

Notice of 2026 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting – May 19, 2026 at 6:00 p.m. (Eastern Time)

The undersigned hereby appoints Timothy W. Ball, Michael G. McGlothlin and B. Scott White, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of New Peoples Bankshares, Inc. to be held on May 19, 2026 or at any postponement or adjournment thereof.

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of New Peoples Bankshares, Inc. at the annual meeting of the shareholder's decision to terminate this proxy, then this proxy shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of New Peoples Bankshares, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from New Peoples Bankshares, Inc. prior to the execution of this proxy of notice of the annual meeting, audited financial statements and a proxy statement dated April 6, 2026.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.